SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of July 16, 2025 (this "Agreement") is entered into by and among PatientTrac Limited, Reg. No. 10196539, an entity organized under the laws of United Kingdom, , (the "Shareholder"), and Biocube Inc., an entity organized under the laws of California, United States,, its successor or assigns, (the "Purchaser"). The parties, intending to be legally bound, hereby agree as follows:

WHEREAS, the Shareholder and Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the rules and regulations promulgated by the United States Securities and Exchange Commission (The "SEC") under the Securities Act of 1933, and amended (the "1933 Act");

WHEREAS, the Shareholder desires to issue and sell to Purchaser upon the terms and conditions set forth herein, and Purchaser, its successor or assigns, desires to purchase from Shareholder the following:

Preferred Series A	110	Total Outstanding as of 09/09/2024	110
Common Stock	17,043,850	Total Outstanding as of 09/09/2024	**238,510,936**
Preferred Series E	3,900,000 of	Total Outstanding as of 09/09/2024	4,037,213

Hydro Power Technologies, Inc., a Wyoming Corporation, (the "Shares") (the "Transaction"); and

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Shareholder and Purchaser agree as follows:

1. *Purchase of the Shares.* On the Closing Date, subject to the terms and conditions of this Agreement, Shareholder hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Shareholder, the Shares.

2. *Purchase Price.* The Purchase Price for the Shares shall be Two Hundred Twenty-Five Thousand and 00/100 ($225,000/00) Dollars (the "Purchase Price").

3. Payment. Purchaser agrees to purchase price shall be paid as follows: (1) Fifty percent of the total purchase price, One Hundred Twelve Thousand-Five Hundred and 00/100 ($112,500/00) Dollars, on execution of this Agreement and (2) the Balance of Fifty Percent, One Hundred Twelve Thousand-Five Hundred and 00/100 ($112,500/00) Dollars, shall be paid upon confirmation of Pacific Stock Transfer's transfer of the Preferred Series A and Preferred Series E shares. The Payment shall be made with representation that all such funds are obtained through lawful means, are free from any association with criminal activity, and are untainted by any illegal or fraudulent conduct, as defined under applicable federal and state laws, including but not limited to the Bank Secrecy Act (31 U.S.C. § 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), and other relevant statutes prohibiting money laundering, fraud, or illicit financial activities.

JPMorgan Chase Bank NA
ROUTING NUMBER: 021000021
ACCOUNT: 856857300
PATIENTTRAC CORP
407 Lincoln Road, 6H
Miami Beach, Florida 33139
Federal Tax ID: 47-5113667
Reference: SPA between PatientTrac Limited and Biocube Corp.

4. *Closing; Closing Date*. Subject to the satisfaction (or written waiver) of the conditions thereto set forth herein, the date and time of the Closing of the Transaction contemplated by this Agreement (the "Closing") shall occur on the receipt of the 50% purchase price payment of One Hundred Twelve Thousand-Five Hundred and 00/100 ($112,500/00) Dollars. The Shareholder upon executed Securities Purchase Agreement and receipt of the payments will Submit the Stock Powers to the transfer agent, Pacific Stock Transfer, Las Vegas, Nevada for Book Entry transfers: (1) Transfer of One Hundred-Ten, (110) shares of Preferred Series A to Purchaser, its successor or assigns; (2) Transfer of 17,043,850 of Common Stock and (3) Transfer of Three Million Nine Hundred, (3,900,000), shares of Preferred Series E to Purchasers assigns. Shareholder will process the Change of Control with OTC Markets upon the receipt of the balance of the Purchase price of One Hundred Twelve Thousand-Five Hundred and 00/100 ($112,500/00) Dollars due upon the confirmation of the transfer of shares to the Purchaser, its successor or assigns.

5. Anti-Dilution. Shareholder represents the total Outstanding shares as of July 16, 2025 is as follows:

Common Stock	238,502,936
Preferred Series A	110
Preferred Series B	0
Preferred Series C	0
Preferred Series D	0
Preferred Series E	4,037,213

The Shareholder does hereby represent and warrant the total shares at closing, including Common, Preferred and Corporate Debt, shall be the same as are outstanding as of July 15, 2025. The Shareholder does hereby represent and warrant there will be no dilution of the shares purchased pursuant to this agreement.

6. *Representations and Warranties of Shareholder*. Shareholder hereby represents and warrants to Purchaser in the First Closing that the statements contained in the following paragraphs of this Section 4 are all true and correct as of the date of this Agreement and the Closing Date:

a. *Corporate Power*. Shareholder has all requisite legal and corporate power to enter into, execute, deliver and perform this Agreement of even date herewith between Shareholder and Purchaser. This Agreement has been duly executed by the Shareholder and constitute the legal, valid and binding

obligations of Shareholder, enforceable in accordance with their terms, except as the same may be limited by (i) bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors' rights and (ii) limitations on the enforceability of the indemnification provisions of the Registration Rights Agreement as limited by applicable securities laws.

b. *Authorization*.

i. *Corporate Action*. All corporate and legal action on the part of Shareholder, its officers, directors and shareholders necessary for the execution and delivery of this Agreement, the Shares, and the performance of Shareholder's obligations hereunder have been taken.

ii. *Valid Issuance*. The Shares, when issued in compliance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens and encumbrances; provided, however, that the Note, and any securities into which it may be converted, may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein, and as may be required by future changes in such laws.

c. *Government Consent, Etc*. No consent, approval, order or authorization of, or designation, registration, declaration or filing with, any federal, state, local or other governmental authority on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement and Note other than, if required, filings or qualifications under the Wyoming Securities Act, as amended (the "Wyoming Law"), or other applicable blue sky laws, which filings or qualifications, if required, will be timely filed or obtained by Shareholder. The execution, delivery and performance of the Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated thereby do not and will not conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement.

d. *Private Placement*. Assuming the accuracy of the Purchaser's representations and warranties set forth herein, no registration under the 1933 Act is required for the offer, issuance and sale of the Shares, by the Shareholder to Purchaser as contemplated hereby.

7. *Representations and Warranties by Purchaser*. Purchaser represents and warrants to Shareholder as of the Closing Date as follows:

a. *Investment Intent: Authority*. This Agreement is made with Purchaser in reliance upon Purchaser's representation to Shareholder, evidenced by Purchaser's execution of this Agreement, that Purchaser is acquiring the Shares for investment for Purchaser's own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act; provided, however, that by making the representations herein, Purchaser does not agree to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Purchaser has the requisite right, power, authority and capacity to enter into and perform this Agreement and the Agreement will constitute a valid and binding obligation upon Purchaser, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors' rights.

b. *Knowledge and Experience*. Purchaser (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Purchaser's prospective investment in the Shares (ii) has the ability to bear the economic risks of Purchaser's prospective investment; (iii) has had all questions which have been asked by Purchaser satisfactorily answered by Shareholder; and (iv) has not been offered the Shares by any form of advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media. Purchaser represents and warrants that it is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Securities Act.

c. *Transfer Restrictions*. Purchaser covenants that in no event will it sell, transfer or otherwise dispose of any of the Shares other than in conjunction with an effective registration statement for the same under the Securities Act or pursuant to an exemption there from, or in compliance with Rule 144 promulgated under the Securities Act or to a person related to or an entity affiliated with said Purchaser and other than in compliance with the applicable securities regulation laws of any state.

8. *Legends*. Shareholder may place the following legends on the Shares and any securities into which it may be converted:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS ("BLUE SKY LAWS"). ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT OR AS REQUIRED BY BLUE SKY LAWS IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF

COUNSEL REASONABLY SATISFACTORY TO THE SHAREHOLDER SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT OR BLUE SKY LAWS.

9. *Indemnification of Shareholder* The Purchaser will indemnify and hold Shareholder and its directors, officers, shareholders, partners, employees and agents (each, a "Shareholder Party") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation (collectively, "Losses") that a Shareholder Party may suffer or incur as a result of or relating to the failure of the representations and warranties of the Shareholder to be true and correct.

10. *Miscellaneous.*

a. *Waivers and Amendments.* The provisions of this Agreement may only be amended or modified in a writing executed by each of Shareholder and Purchaser. A waiver shall not be effective unless in a writing by the party against whom such waiver is to be enforced.

b. *Governing Law.* This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions thereof. Any action arising out of this Agreement shall be heard in any court of general jurisdiction in Los Angeles, California. **EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.**

c. *Entire Agreement.* This Agreement, the Registration Rights Agreement and the Warrants constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

d. *Survival.* The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

e. *Notices, etc.* Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt if personally delivered, (ii) three (3) days after being mailed by registered or certified mail, postage prepaid, or (iii) one day after being sent by recognized overnight courier or by facsimile:

If to Purchaser,

Victor Song CEO
Biocube Inc
612 Greenleaf Dr
West Covina, CA 91792
victor@biocubeglobal.com

If to Agent for Seller,

H Wayne Hayes Jr
PatientTrac Limited
1 Gracechurch Street
5th Floor
London England EC3V 0DD
wayne@patienttrac.com

f. *Validity*. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

g. *Counterparts*. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

h. *Assignment*. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

i. *Remedies*. The Purchaser shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

For the Shareholder:
PatientTrac Limited

____
By: H Wayne Hayes, Jr.
President

For the Purchaser
Biocube Inc

____
By: Victor Song
Its: President